Exhibit 99.1

NCR CORPORATION

2017 STOCK INCENTIVE PLAN

ARTICLE I.

Purpose; Definitions

The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants and to provide the Company and its Subsidiaries and Affiliates with an equity plan providing incentives directly linked to stockholder value.

Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

(a) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.

(b) “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c) “Award” means an Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit or Other Stock-Based Award granted pursuant to the terms of the Plan.

(d) “Award Agreement” means a written (including electronic) document or agreement setting forth the terms and conditions of a specific Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the Participant for committing a felony under Federal law, the law of the state in which such action occurred or any comparable provision of foreign law, (B) dishonesty in the course of fulfilling the Participant’s employment duties, (C) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (D) a material violation of the Company’s ethics and compliance program, or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2.03, following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(g) “Change in Control” has the meaning set forth in Section 10.02.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the regulations promulgated thereunder.

(i) “Commission” means the Securities and Exchange Commission or any successor agency.

(j) “Committee” has the meaning set forth in Section 2.01.

(k) “Common Stock” means common stock, par value $0.01 per share, of the Company.

(l) “Company” means NCR Corporation, a Maryland corporation, or any successor entity, as applicable.

(m) “Disability” means, unless otherwise provided in the applicable Award Agreement (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define Disability: (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant, “Disability” as determined by the Committee.

(n) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(o) “Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or a Subsidiary or Affiliate.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(q) “Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the trading date, or if Shares were not traded on the Applicable Exchange on the trading date, then on the immediately preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion.

(r) “Full-Value Award” means any Award other than an Option or SAR or dividend equivalent right.

(s) “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.

(t) “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(u) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(v) “Nonqualified Option” means any Option that is not an Incentive Stock Option.

(w) “Option” means an Award granted under Article V that is not a SAR.

(x) “Other Stock-Based Award” means Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including unrestricted stock, dividend equivalents, and convertible debentures.

(y) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(z) “Performance Goals” means any performance goals established by the Committee in connection with the grant of Restricted Stock, Restricted Stock Units, Performance Units or Other Stock-Based Awards. In the case of Qualified Performance-Based Awards, (i) such Performance Goals shall be based on the attainment of specified levels of one or more of the following measures and, notwithstanding Section 14.14, shall be limited to one or more of the following measures: revenues; revenue growth; earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes or before interest, taxes, depreciation and amortization); earnings or loss per share; operating income and adjusted operating income (before or after taxes) (including non-pension operating income and non-pension operating income less capital charge); net income or loss (before or after taxes); net operating profit (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); cash flow (before or after dividends) (including operating cash flow and free cash flow); cash flow return on capital; cash flow per share (before or after dividends); gross or net margin; operating margin; Bookings; net sales; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on assets or net assets or operating assets; economic value added (or an equivalent metric); stock price appreciation; total stockholder return (measured in terms of stock price appreciation and dividend growth); cost control; gross profit; operating profit; enterprise value; net annual contract value; cash generation; unit volume; appreciation in and/or maintenance of stock price; market share; sales; asset quality; cost saving levels; marketing-spending efficiency; core noninterest income; cash margin; debt reduction; stockholders equity; operating efficiencies; customer satisfaction; customer growth; employee satisfaction; productivity or productivity ratios; financial ratios, including those measuring liquidity, activity, profitability or leverage; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); debt level year-end cash position; book value; competitive market metrics; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, products or projects, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; improvement in or attainment of expense levels; or change in working capital with respect to the Company or any one or more Affiliates, Subsidiaries, divisions, business units or business segments of the Company either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

(aa) “Performance Period” means that period established by the Committee at the time any Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

(bb) “Performance Unit” means any Award granted under Article VIII of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(cc) “Plan” means this NCR Corporation 2017 Stock Incentive Plan, which replaced the Prior Plans, as set forth herein and as hereafter amended from time to time. The Plan is intended to supersede the Company’s 2013 Stock Incentive Plan (the “2013 Plan”), which shall be automatically frozen and replaced and superseded by the Plan on the Effective Date. The 2013 Plan previously replaced and superseded the Company’s 2011 Stock Incentive Plan, as amended (the “2011 Plan”) and the Company’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”, together with the 2013 Plan and 2011 Plan, the “Prior Plans”). Notwithstanding the foregoing, any awards granted under the Prior Plans shall remain in effect pursuant to their respective terms.

(dd) “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Article XI.

(ee) “Restricted Stock” means an Award granted under Article VI.

(ff) “Restricted Stock Units” means an Award granted under Article VII.

(gg) “SAR” means a stock appreciation right, as described in Section 5.02.

(hh) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, as it applies to a specific Award subject to Article XI.

(ii) “Share” means a share of Common Stock.

(jj) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(kk) “Term” means the maximum period during which an Option or SAR may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(ll) “Termination of Employment” means, unless otherwise provided in the applicable Award Agreement, the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a nonemployee capacity, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, to the extent that an amount payable pursuant to an Award constitutes “deferred compensation” within the meaning of Section 409A of the Code, the applicable Participant shall be deemed to have experienced a Termination of Employment for purposes of the Plan if and only if such termination is also a “separation from service” within the meaning of Section 409A of the Code.

ARTICLE II.

Administration

SECTION 2.01. Committee . The Plan shall be administered by the Compensation and Human Resource Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(a) to select the Eligible Individuals to whom Awards may from time to time be granted;

(b) to determine whether and to what extent Incentive Stock Options, Nonqualified Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Other Stock-Based Awards, or any combination thereof, are to be granted hereunder;

(c) to determine the number of Shares to be covered by each Award granted hereunder;

(d) to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(e) subject to Article XII, to modify, amend or adjust the terms and conditions of any Award;

(f) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(g) to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to define terms not otherwise defined herein or therein;

(h) to determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant;

(i) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(j) to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award granted under the Plan in the manner and to the extent the Committee determines appropriate to reflect the intended provisions of the Plan or that Award or to meet any law that is applicable to the Plan (or the provisions of any law which must be met in order for the normal tax consequences of the award to apply), including any provision of Federal or state law or comparable provision of foreign law; and

(k) to otherwise make such other determinations as the Committee determines appropriate to administer the Plan.

SECTION 2.02. Procedures.

(a) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Article XI, if applicable, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(b) Subject to Section 11.03, if applicable, any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 2.03. Discretion of Committee. Any determination made by the Committee or its delegate under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. Subject to Article I(f), all decisions made by the Committee or its delegate pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

SECTION 2.04. Cancellation or Suspension. The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be cancelled or suspended. In particular, but without limitation, all outstanding Awards to any Participant may be cancelled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest, as determined by the Committee or its delegate.

SECTION 2.05. Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Article XII.

ARTICLE III.

Common Stock Subject to Plan

SECTION 3.01. Plan Maximums. The maximum number of Shares that may be granted pursuant to Awards under the Plan shall be a total of (i) 12,000,000 Shares, plus (ii) any Shares remaining available for grant under the Prior Plans on the Effective Date, plus (iii) any Shares with respect to awards granted under the Prior Plans that are forfeited, cancelled or expire (or again become available for grant) following the Effective Date, in each case, subject to any future adjustments as may be made pursuant to Section 3.04. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be 12,000,000 Shares, subject to any future adjustment as may be made pursuant to Section 3.04, and shall not be affected by the provisions of Section 3.03(b). Shares subject to an Award under the Plan may be authorized and unissued Shares.

SECTION 3.02. Individual Limits. No participant may be granted Options and SARs covering in excess of 3,000,000 Shares, or either Restricted Stock, Restricted Stock Units, Performance Units or Other Stock-Based Awards covering in excess of 2,500,000 Shares, in either case, during any consecutive 12-month period. The maximum value of the property, including cash, which may be paid or distributed to any Participant pursuant to a grant of cash-based Awards (as opposed to stock-based awards) that are designated as Qualified Performance-Based Awards made in any one calendar year shall be $20,000,000. With respect to non-employee directors, the aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted pursuant to this Plan and the NCR Director Compensation Program and otherwise during any calendar year to any one non-employee director shall not exceed $1,000,000.

SECTION 3.03. Rules for Calculating Shares Delivered.

(a) To the extent that any Award is forfeited or cancelled, or any Option or SAR terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.

(b) If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Award or if any Shares subject to an Award shall otherwise not be delivered in settlement of such Award (including upon the exercise of an SAR), only the net number of Shares received by the Participant shall be deemed to have been issued for purposes of the maximum number of Shares in the first sentence of Section 3.01.

(c) The provisions of Section 3.03(a) and 3.03(b) shall also apply to awards granted under the Prior Plans that are outstanding on the Effective Date such that any Shares subject to such awards that are forfeited or terminated, expire, lapse without being exercised or are settled for cash shall again be available for Awards under the Plan.

SECTION 3.04. Adjustment Provisions. The Committee may adjust in its sole discretion the Performance Goals applicable to an Award to provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including: (a) In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3.01 and 3.02 upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards, and (D) the exercise price of outstanding Options and SARs. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extra-ordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (W) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (X) the various maximum limitations set forth in Sections 3.01 and 3.02 upon certain types of Awards and upon the grants to individuals of certain types of Awards, (Y) the number and kind of Shares or other securities subject to outstanding Awards, and (Z) the exercise price of outstanding Options and SARs. In the case of Corporate Transactions, such adjustments may include (1) the cancelation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or SAR shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or SAR shall conclusively be deemed valid), provided, that in the event of the cancellation of such Awards pursuant to this clause (1), the Awards shall vest in full immediately prior to the consummation of such Corporate Transaction; (2) the substitution of other property (including cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust in its sole discretion the Performance Goals applicable to any Awards to reflect, to the extent applicable to such Performance Goals, any unusual in nature or infrequently occurring corporate item, transaction, event or development, including a Change in Control, or other extraordinary items affecting the Company, or any of its Affiliates, Subsidiaries, division or operating units, or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units, or impact of charges for restructurings, discontinued operations, changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, tax rules and regulations, accounting principles or law or business conditions, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other of the Company’s SEC filings; provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code.

(a) Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or an entity acquired by the Company or any of its Subsidiaries or Affiliates or with which the Company or any of its Subsidiaries or

Affiliates combines (“Substitute Awards”); provided, however, that in no event may any Substitute Award be granted in a manner that would violate the prohibitions on repricing of Options and SARs, as set forth in Section 5.03. The number of Shares underlying any Substitute Awards shall be counted against the maximum number of Shares in the first sentence of Section 3.01; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Subsidiaries or Affiliates or with which the Company or any of its Subsidiaries or Affiliates combines shall not be counted against the maximum number of Shares in the first sentence of Section 3.01; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Subsidiaries or Affiliates or with which the Company or any of its Subsidiaries or Affiliates combines shall be counted against the maximum aggregate number of Shares available for Incentive Stock Options under the Plan.

SECTION 3.05. Section 409A. Notwithstanding anything in the Plan to the contrary: (i) any adjustments made pursuant to Section 3.04 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 3.04 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 3.04 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto.

ARTICLE IV.

Eligibility

Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code); provided further that Options or SARs that are intended to be exempt from Section 409A of the Code may be granted only to Eligible Individuals who are providing services to the Company or any corporation or other entity as to which the Company is an “eligible issuer of service recipient stock” (within the meaning of Section 409A of the Code).

ARTICLE V.

Options and Stock Appreciation Rights

SECTION 5.01. Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

SECTION 5.02. Nature of Stock Appreciation Rights. A SAR may be granted free-standing, in relation to an Option being granted at the same time as the SAR is granted, or in relation to an Option both which is not an Incentive Stock Option and which has been granted prior to the grant of the SAR. Upon the exercise of a SAR, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable SAR, multiplied by (ii) the number of Shares in respect of which the SAR has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the SAR.

SECTION 5.03. Exercise Price. The exercise price per Share subject to an Option or SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. Other than pursuant to Section 3.04 or 3.05, in no event shall the Committee be permitted, without approval by the Company’s stockholders, to reprice Options or SARs or buyout underwater Options or SARs by (i) lowering the exercise price per Share of any outstanding Option or SAR after the date of grant; (ii) cancelling an Option or SAR (at a time when the applicable exercise price per Share exceeds the Fair Market Value of the underlying Shares) in exchange for cash, property or another Award; (iii) taking any action that would be treated as a repricing under generally accepted accounting principles; or (iv) taking any other action that has the same effect as clause (i), (ii) or (iii), unless such amendment, cancellation, or action is approved by the Company’s stockholders. Unless otherwise determined by the Committee, any Option as to which a SAR is related shall no longer be exercisable to the extent the SAR has been exercised and the exercise of a stock option shall cancel any related SAR to the extent of such exercise.

SECTION 5.04. Term. The Term of each Option and each SAR shall be fixed by the Committee, but shall not exceed 10 years from the Grant Date, except with regard to any Nonqualified Option or SAR (except any SAR granted in relation to an Incentive Stock Option) in the case of death or Disability, as determined by the Committee and set forth in the applicable Award Agreement.

SECTION 5.05. Vesting and Exercisability. Except as otherwise provided herein, Options and SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, provided that in no event shall the normal vesting schedule of an Option or SAR provide that such Option or SAR will vest prior to the first anniversary of the date of grant, except in the case of a Change in Control, death or Disability, as determined by the Committee and set forth in the applicable Award Agreement; provided that up to five percent of Shares available for grant as Options or SARs (together with all other Shares available for grant as Awards of any type) may be granted without regard to such minimum vesting period. If the Committee provides that any Option or SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

SECTION 5.06. Method of Exercise. The method of exercising Options and SARs shall be set forth in the applicable Award Agreement.

SECTION 5.07. Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefore has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or SAR (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14.01 and (ii) in the case of an Option, has paid in full for such Shares.

SECTION 5.08. Nontransferability of Options and Stock Appreciation Rights. No Option or SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or SAR and solely as expressly permitted by the Committee, pursuant to a transfer to the Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of the Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. Options or SARs shall be exercisable, subject to the terms of the Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or SAR is permissibly transferred pursuant to this Section 5.08, it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

ARTICLE VI.

Restricted Stock

SECTION 6.01. Nature of Restricted Stock. Shares of Restricted Stock are Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or stock certificates with such legends as the Committee shall specify. Notwithstanding anything in the Plan to the contrary, unless otherwise determined by the Committee or required by any applicable law, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

SECTION 6.02. Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(a) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of one or more Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of one or more Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the applicable Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including any applicable Performance Goals) need not be the same with respect to each recipient.

(b) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock. Subject to the terms of the Plan, any Award of Restricted Stock shall be subject to vesting during a Restriction Period of at least one year following the date of grant; provided that that up to five percent of Shares available for grant as Restricted Stock (together with all other Shares available for grant as Awards of any type) may be granted without regard to such minimum Restriction Period; and provided further that an Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period.

(c) Except as provided in this Article VI and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares; provided, however, that subject to Section 409A of the Code and Section 14.05, (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3.04, dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock. Furthermore, notwithstanding any provision in the Plan to the contrary, in the case of a Restricted Stock Award the vesting of which is conditioned upon the achievement of Performance Goals, a Participant shall not be entitled to receive payment for dividends with respect to such Restricted Stock Award unless, until and except to the extent that (i) the applicable Performance Goals are achieved or are otherwise deemed satisfied, and (ii) any time-based or service-based vesting conditions are satisfied.

ARTICLE VII.

Restricted Stock Units

SECTION 7.01. Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares, or both, based upon the Fair Market Value of a specified number of Shares.

SECTION 7.02. Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

(a) The Committee may, in connection with the grant of Restricted Stock Units, designate them as Qualified Performance-Based Awards, in which event it shall condition the vesting thereof upon the attainment of one or more Performance Goals. If the Committee does not designate Restricted Stock Units as Qualified Performance-Based Awards, it may also condition the vesting thereof upon the attainment of one or more Performance Goals. Regardless of whether Restricted Stock Units are Qualified Performance-Based Awards, the Committee may also condition the vesting thereof upon the continued service of the Participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including any applicable Performance Goals) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.

(b) Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units Award for which such Participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units. Subject to the terms of the Plan, any Restricted Stock Unit Awards shall be subject to vesting during a Restriction Period of at least one year following the date of grant; provided that up to five percent of Shares available for grant as Restricted Stock Units (together with all other Shares available for grant as Awards of any type) may be granted without regard to such minimum Restriction Period, and provided further that a Restricted Stock Unit Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period.

ARTICLE VIII.

Performance Units.

Performance Units may be issued hereunder to Eligible Individuals, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The Performance Goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Unit; provided that the Performance Period shall be no less than one year following the date of grant; provided that up to five percent of Shares available for grant as Performance Units (together with all other Shares available for grant as Awards of any type) may be granted without regard to such minimum Performance Period; and provided further that a Performance Unit Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period.

The Committee may, in connection with the grant of Performance Units, designate them as Qualified Performance-Based Awards. The conditions for grant or vesting and the other provisions of Performance Units (including any applicable Performance Goals) need not be the same with respect to each recipient. Performance Units may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Units may be paid in a lump sum or in installments following the close of the Performance Period.

ARTICLE IX.

Other Stock-Based Awards

Other Stock-Based Awards may be granted under the Plan; provided that any Other Stock-Based Awards that are Awards of Common Stock that are unrestricted shall only be granted in lieu of other compensation due and payable to the Participant. Subject to the terms of the Plan, any Other Stock-Based Award that is a Full-Value Award shall be subject to vesting during a Restriction Period of at least one year following the date of grant; provided that up to five percent of Shares available for grant as Other Stock-Based Awards that are Full-Value Awards (together with all other Shares available for grant as Awards of any type) may be granted without regard to such minimum Restriction Period; and provided further that an Other Stock-Based Award that is a Full-Value Award may vest in part on a pro rata basis prior to the expiration of any Restriction Period.

ARTICLE X.

Change in Control Provisions

SECTION 10.01. Impact of Event. Unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control (as herein defined) unless Awards are assumed, converted or replaced, such Awards shall vest immediately prior to such Change in Control. Unless otherwise provided in the applicable Award Agreement, upon a Participant’s Termination of Employment during the 24-month period following a Change in Control (x) by the Company other than for Cause or Disability or (y) for Participants who are participants in the NCR Change in Control Severance Plan (the “CIC Severance Plan”), for Participants who are covered by an NCR severance plan, policy or guidelines (“Severance Policy”) at a level that provides the Participant with the opportunity to resign for “good reason,” and for other Participants to the extent set forth in an Award Agreement, by the Participant for Good Reason (as herein defined):

(a) any Options and SARs outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the later of (A) the last date on which such Option or SAR would be exercisable in the absence of this Section 10.01 and (B) the first anniversary of such Termination of Employment, provided that in no event shall the Option or SAR be exercisable beyond the expiration of the Term of such Option or SAR;

(b) the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

(c) all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be deemed to be and treated as earned and vested and payable in full, and any deferral or other restriction shall lapse and be of no force or effect and such Restricted Stock Units shall be settled as promptly as is practicable after such Termination of Employment in (subject to Section 3.04) the form set forth in the applicable Award Agreement.

For purposes of this Article X, “Good Reason” means if the Participant is a participant in the CIC Severance Plan or is subject to the Severance Policy, “Good Reason” as defined in the CIC Severance Plan or the Severance Policy, as applicable, or, if the Participant is not a participant in the CIC Severance Plan or the Severance Policy, as applicable, “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party.

Notwithstanding any provision of this Article X to the contrary, unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes “deferred compensation” within the meaning of Section 409A of the Code, in the event of a Change in Control that does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code, such Award (and any other Awards that constitute deferred compensation that vested prior to the date of such Change in Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change in Control.

SECTION 10.02. Definition of Change in Control. Unless otherwise provided in the applicable Award Agreement, for purposes of the Plan, a “Change in Control” shall mean any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 10.02; or

(b) Individuals who, as of the date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

ARTICLE XI.

Qualified Performance-Based Awards; Section 16(b)

(a) Notwithstanding anything in the Plan to the contrary, if at the time an Award is granted to a Participant who is, or is likely to be (based on the Committee’s determination), as of the end of the tax year in which the Company would qualify for a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code (each such Participant, a “Covered Employee”), and the Committee determines that it wishes such Award to qualify for the Section 162(m) Exemption, then the Committee may, in its sole and plenary discretion, provide that this Article XI is applicable to such Award.

(b) Any Award granted hereunder that the Committee has determined will be subject to this Article XI in accordance with Section 11(a) above shall be considered a Qualified Performance-Based Award, the terms of any such Award (and of the grant thereof) shall be consistent with such designation and the Plan shall be interpreted and operated consistent with that intention (including to require that such Award be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Qualified Performance-Based Award other than an Option or SAR, within 90 days after the commencement of a Performance Period or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods and establish the Performance Goals for the Performance Periods.

(c) Each Qualified Performance-Based Award, with the exception of Options and SARs, shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate.

(d) The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under the short-swing recovery rules of Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise or vesting of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

ARTICLE XII.

Term, Amendment and Termination

SECTION 12.01. Effectiveness. The Plan shall be effective on the first day of the month following the date it is approved by the holders of at least a majority of outstanding shares of the Company at a duly constituted meeting of the stockholders of the Company (the “Effective Date”).

SECTION 12.02. Termination. The Plan will terminate on the 10th anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

SECTION 12.03. Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders that would permit any repricing of Options or SARs or any buyout of underwater Options or SARs without stockholder approval or to the extent such approval is otherwise required by applicable law or the listing standards of the Applicable Exchange.

SECTION 12.04. Amendment of Awards. Subject to Section 5.03, the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

ARTICLE XIII.

Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

ARTICLE XIV.

General Provisions

SECTION 14.01. Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares, if applicable, may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or any Award Agreement, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan.

SECTION 14.02. Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

SECTION 14.03. No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time for any reason or no reason. Employment with the Company is at will.

SECTION 14.04. Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant or becomes taxable to a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount, at the statutory withholding rate determined applicable in the discretion of the Company (up to the Participant’s maximum required tax withholding rate) that will not result in an adverse accounting consequence or cost. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock. For purposes of calculating compensation income and withholding for transactions that settle in Common Stock, the Company shall use the closing price of a Share on the Applicable Exchange on the trading date immediately preceding the distribution date of the Common Stock.

SECTION 14.05. Limitation on Dividends, No Rights as Stockholder. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient Shares are available under Article III for such reinvestment or payment (taking into account then outstanding Awards). Subject to the terms of the Plan and the requirements of Section 409A of the Code, in the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14.05. Except as otherwise expressly provided in the Plan, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder (including, if applicable, the right to vote the applicable Shares and the right to receive dividends) with respect to any Shares to be distributed under the Plan unless and until he or she has become a holder of such Shares.

SECTION 14.06. Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Eligible Individual, after such Participant’s death, may be exercised.

SECTION 14.07. Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or cancelled should revert to the Company.

SECTION 14.08. Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of the Plan are not part of the provisions hereof and shall have no force or effect.

SECTION 14.09. Non-Transferability. Except as otherwise provided in Section 5.08 or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

SECTION 14.10. Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

SECTION 14.11. Deferrals. Subject to the requirements of Section 409A of the Code, the Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred, including, subject to the provisions of the Plan (including Section 14.05) and the provisions of the applicable Award Agreement, any interest or dividends, or interest or dividend equivalents, with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion.

SECTION 14.12. Compliance with Section 409A of the Code. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (ii) if an Award constitutes “deferred compensation” within the meaning of Section 409A of the Code, and if the Participant holding the Award is a “specified employee” (as defined by Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), no distribution or payment of any amount shall be made before a date that is six months following the date of such Participant’s “separation from service” (as defined by Section 409A of the Code) or, if earlier, the date of the Participant’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries or Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

SECTION 14.13. Clawback. Notwithstanding anything in the Plan to the contrary, and in addition to the provisions of Section 2.04, unless otherwise provided in the applicable Award Agreement, any Award granted under the Plan shall be cancelled, and the Participant may be required to repay any or all amounts previously paid pursuant to any Award, if the Participant, without the consent of the Company, violates any policy adopted by the Company or, if applicable, any one of its Subsidiaries or Affiliates, relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or, if applicable, any one of its Subsidiaries or Affiliates, as such policy is in effect on the date of grant of the applicable Award or as may be amended from time to time, or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. The Company may, to the extent permitted or required by law or regulation (including the foregoing laws), enforce any repayment obligation pursuant to any such policy by reducing any amounts that may be owing from time to time by the Company or its Subsidiaries or Affiliates to a Participant, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, or enforce any other recoupment as prescribed by applicable law or regulation.

By accepting the Stock Units, you acknowledge and agree that to the extent the Stock Units constitute “Covered Incentive Compensation” subject to the terms of NCR’s Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”), then, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit or repay any or all of the Stock Units pursuant to the terms of the Compensation Recovery Policy. Further, you acknowledge and agree that NCR may, to the extent permitted or required by law or regulation (including the Dodd-Frank Act), enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time to time by NCR to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, or enforce any other recoupment as prescribed by applicable law or regulation.

SECTION 14.14. Construction. All references to the Plan to “Section”, “Sections”, or “Article” are intended to refer to the Section, Sections or Article, as the case may be, of the Plan. As used in the Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but shall be deemed to be followed by the words “without limitation”, except as expressly provided, and the word “or” shall not be deemed to be exclusive.

NCR CORPORATION

ISRAELI APPENDIX

TO

2017 STOCK INCENTIVE PLAN

1.	Special Provisions for Persons who are Israeli Taxpayers

1.1 This Appendix (the “Appendix”) to NCR Corporation’s 2017 Stock Incentive Plan (the “Plan”) is made and entered effective as of the Effective Date of the Plan. The provisions specified hereunder shall form an integral part of the Plan.

1.2 The provisions specified hereunder apply only to persons who are subject to taxation by the State of Israel with respect to the Award.

1.3 This Appendix applies with respect to the Award under the Plan. The purpose of this Appendix is to establish certain rules and limitations applicable to the Award that may be granted under the Plan to Eligible Individuals from time to time, in compliance with the securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Appendix, all grants made pursuant to this Appendix shall be governed by the terms of the Plan. This Appendix is applicable only to grants made after the Effective Date. This Appendix complies with, and is subject to the ITO (as defined below), Section 3(i) (as defined below) and Section 102 (as defined below).

1.4 The Plan and this Appendix shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions of this Appendix shall govern.

2.	Definitions.

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

“3(i) Award” means a right to purchase an Award that is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is NOT an Eligible 102 Participant.

“102 Capital Gains Track” means the tax track set forth in Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Earned Income Track” means the tax track set forth in Section 102(b)(1) of the ITO.

“102 Earned Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Earned Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes 102 Capital Gains Track Grants or 102 Earned Income Track Grants.

“Affiliate” in this Appendix means any “Affiliate” as defined in the Plan that is also an “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined under Section 32(9) of the ITO.

“Election” means the Company’s election of the type (i.e., between 102 Capital Gains Track or 102 Earned Income Track) of 102 Trustee Grants that it will make under the Plan, as filed with the ITA.

“Eligible 102 Participant” means an individual employed by an Israeli resident Affiliate or an individual who is serving as a director of an Israeli resident Affiliate, in each case, who is not a Controlling Shareholder.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 5721-1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the ITO Rules, all as may be amended from time to time.

“ITO Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 5763-2003.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO.

“Required Holding Period” means the requisite period prescribed by Section 102 and the ITO Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Award granted by the Company and the Share issued upon the exercise or vesting of the Award must be held by the Trustee for the benefit of the person to whom it was granted. As of the Effective Date, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the date the Award is granted, provided that all the conditions set forth in Section 102 and related regulations have been fulfilled.

“Section 102” means the provisions of Section 102 of the ITO, as amended from time to time.

“Section 3(i)” means Section 3(i) of the ITO, as amended from time to time.

“Trustee” means a person or entity designated by the Board or the Committee to serve as a trustee and/or supervising trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

“Trust Agreement” means the agreement(s) between the Company and the Trustee regarding Award granted under this Appendix, as in effect from time to time.

3.	Types of Grants and Section 102 Election.

3.1 Grants of Award made pursuant to Section 102, shall be made pursuant to either (a) Section 102(b)(2) or Section 102(b)(3) of the ITO as the case may be, as 102 Capital Gains Track Grants, or (b) Section 102(b)(1) of the ITO as 102 Earned Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it elects to make shall be filed with the ITA in accordance with Section 102. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it elects to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made pursuant to the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.2 Under this Appendix, eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants and Eligible Individuals who are not Eligible 102 Participants may be granted only 3(i) Awards.

3.3 No 102 Trustee Grants may be made effective pursuant to this Appendix until 30 days after the requisite filings required by the ITO and the ITO Rules have been filed with the ITA of the Plan, this Appendix and any additional document required by the ITO and the ITO Rules. Such condition shall be read and is incorporated by reference into any Board or Committee resolutions approving such grants and into any Award Agreement evidencing such grants (whether or not explicitly referring to such condition).

3.4 The Award Agreement or documents evidencing the Award granted or Share issued pursuant to the Plan and this Appendix shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Award; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant.

3.5 Grants of 3(i) Awards made pursuant to Section 3(i) shall be made pursuant to the general terms and conditions of the Plan, except for any provisions of the Plan applying to Awards under different tax laws or regulations.

4.	Terms And Conditions of 102 Trustee Grants.

4.1 Each 102 Trustee Grant will be deemed granted on the date stated in the applicable Board or Committee resolution (as applicable), in accordance with the provisions of Section 102 and the Trust Agreement, provided that (i) the Eligible 102 Participant has signed all documents required by the Company or pursuant to applicable law, and (ii) the Company has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA.

4.2 Each 102 Trustee Grant granted to an Eligible 102 Participant shall be held by the Trustee and each certificate for Share acquired pursuant to a 102 Trustee Grant shall be issued to and registered in the name of a Trustee and shall be held in trust for the benefit of the Eligible 102 Participant for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release such Award and any such Share, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO; or (ii) the Trustee and/or the Affiliate withhold any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Award or Share issued thereunder and held by it prior to the full payment of the Eligible 102 Participant’s tax liabilities.

4.3 Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Appendix or any Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals by the ITA not expressly specified in this Appendix or any document evidencing a grant that are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the ITO Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102.

4.4 During the Required Holding Period, the Eligible 102 Participant shall not require the Trustee to release or sell the Award or Share and other share received subsequently following any realization of rights derived from Award or Share (including stock dividends) to the Eligible 102 Participant or to a third party, unless permitted to do so by applicable law.

Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Share to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Share have been withheld for transfer to the ITA; and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, this Appendix, any applicable agreement and any applicable law. To avoid doubt, such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the ITO Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant.

4.5 If an Award which is granted as a 102 Trustee Grant is exercised or vests during the Required Holding Period, the Share issued upon such exercise or vesting shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant. If such Share is issued after the Required Holding Period has lapsed, the Share issued upon such exercise or vesting shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan, this Appendix and Section 102 and pays all taxes which apply on the Share or to such transfer of Share.

4.6 To avoid doubt, notwithstanding anything to the contrary in the Plan, this Appendix and/or any Award agreement, no grant qualifying as a 102 Trustee Grant shall be substituted for payment in cash or any other form of consideration, including Award or Share, in the absence of an explicit approval of the ITA in advance for such substitution.

5.	Assignability.

As long as Award or Share are held by the Trustee on behalf of the Eligible 102 Participant, all rights of the Eligible 102 Participant over the Award or Share are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6.	Tax Consequences.

6.1 Any tax consequences arising from the grant or exercise or vesting of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Eligible Individual), hereunder, shall be borne solely by the Eligible Individual. The Company and/or its Affiliates, and/or the Trustee shall be entitled to withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Eligible Individual shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Individual. The Company or any of its Affiliates and the Trustee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Award granted under the Plan and this Appendix and the exercise or vesting or sale thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Eligible Individual, and/or (ii) requiring an Eligible Individual to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Share, and/or (iii) by causing the exercise of an Award and/or the sale of Share held by or on behalf of an Eligible Individual to cover such liability, up to the amount required to satisfy minimum statuary withholding requirements. In addition, the Eligible Individual will be required to pay any amount which exceeds the tax to be withheld and remitted to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.2 With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or any Affiliate, the Eligible 102 Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Share to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the ITO Rules.

7.	Governing Law and Jurisdiction.

Notwithstanding any other provision of the Plan, with respect to Eligible Individuals subject to this Appendix, the Plan and all instruments issued thereunder or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein.

8.	Securities Laws.

Without derogation from any provisions of the Plan, all grants pursuant to this Appendix shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.

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